Exhibit 10.13

December 19, 2011

Darren Lee
688 East Canterbury Lane
Alpine, UT 84004

Dear Darren:

As you know, Proofpoint, Inc. ("Proofpoint" or the "Company") is in negotiations to acquire your current employer, NextPage, Inc. (''NextPage"). Subject to and conditioned upon the closing of Proofpoint's acquisition of NextPage (the "Acquisition"), Proofpoint would like to offer you employment with Proofpoint on the following terms and conditions. This letter shall serve to confirm the terms of your employment with the Company.

1. Title & Employment Commencement. Your title will be Vice President of Governance and Archiving. Your employment with Proofpoint shall commence on the business day immediately following the close of the Acquisition as defined in the written Acquisition agreement between Proofpoint and NextPage, subject to the terms and conditions herein, including your successful clearance of a background check discussed below.

2. Duties. You will report to me and I will assign and direct your job duties and responsibilities. You will work from our offices located in Draper, Utah. Of course, the Company may change your position, duties, and work location from time to time as it deems necessary.

3. Compensation.

a.	Salary. You will be paid a monthly salary of $18,750.00 less payroll deductions and all required withholdings. You will be paid semi-monthly on the Company's regular payroll dates.

b.
Management Bonus. You will be eligible to receive a bonus targeted at 30% of your annual base salary with upside potential based upon individual and/or company over performance. The bonus will be subject to the terms and conditions of the Proofpoint Bonus Plan Document. The Company reserves the right to change, amend or cancel this program at any time.

c.
Stock Option Plan. Upon the commencement of your employment and subject to Board approval, the Company will grant you an option to purchase 350,000 shares of the Company's Common Stock (the "Option") at an exercise price equal to the fair market value on the date of grant. The Option shall be subject to the vesting restrictions and all other terms of the Proofpoint's 2002 Stock Option Plan and your Stock Option Agreement.

d.
Signing Bonus. The Company agrees to pay to you a one-time upfront signing bonus in the amount of $50,000.00 less all applicable taxes and withholdings within 30 days of your employment start date ("Signing Bonus"). In the event you voluntarily terminate your employment within one year of your employment start date, you agree that you will re-pay the Signing Bonus back to the Company and you authorize the Company to deduct the Signing Bonus from any final paycheck, accrued vacation, or commissions owed at the time of separation, in accordance with applicable law. Should more of the Signing Bonus remain owing, you agree in such circumstance to pay the Company outright within 30 days of your last day of employment.

e.
Benefits. You will be eligible for the standard Company benefits for an employee in your position health insurance, dental insurance, vacation, sick leave, holidays, 401k, etc. in accordance with the terms of the applicable benefit plans.

3. Company Policies. As a Company employee, you will be expected to abide by Company rules and policies, and execute and abide by the Company's Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A for your execution.

4. Former Employers. In your work for the Company you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You also agree that you will not bring onto Company premises any confidential information or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

5. Exposure to Explicit Electronic Content. Because of the type of business Proofpoint conducts, during the course of your employment and as a bona fide occupational qualification of your employment you may be periodically exposed to electronic content that displays sexually explicit literary material and/or electronically conveyed images. By accepting employment with Proofpoint it is with the full understanding that your exposure to the content described above will not interfere with the performance of your job duties, will not cause you to consider the workplace intolerable or hostile, and will not cause you to believe that you are subject to sexual harassment in the workplace.

6. Alternative Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company you must agree to submit such disputes to arbitration. Accordingly, please sign the Arbitration Agreement attached as Exhibit B and return it to me.

7. Conflicts. As an exempt employee, you are expected to work the number of hours required to get the job done. However, you are generally expected to be present during normal business hours of the Company, which will be established by the Company and may be changed as needed to meet the needs of the business. You agree that during your employment with Proofpoint, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Proofpoint is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Proofpoint.

8. Employment Status. The Company is an "at-will" employer. This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying Proofpoint. Likewise, the Company may terminate your employment at any time, for any reason, with or without cause or advance notice.

9. Miscellaneous. This letter, together with your Proprietary Information and Inventions Agreement and the Arbitration Agreement form the complete and exclusive statement of your employment agreement with Proofpoint. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by an Officer or the Vice President of Human Resources of the Company.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States, your successful clearance of a routine background check (including executing the consent forms to perform those checks which are included with this letter attached hereto as Exhibit C), and signing the enclosed Proprietary Information and Arbitration Agreements. Please sign and date this letter, both of its exhibits, and the background check consent forms and return them to me by end of business Wednesday, December 21, 2011, if you wish to accept employment with Proofpoint under the terms described above. A duplicate original of this letter in included for your records.

We look forward to working with you to make Proofpoint a success. If there are any aspects of our offer, which you would like, clarified, please let me know.

Best regards,

/s/ Gary Steele

Gary Steele
Chief Executive Officer

Understood & Agreed:

/s/ Darren Lee

Darren Lee